As Filed with the Securities and Exchange Commission on March 18, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BRANDYWINE REALTY TRUST
(Exact name of registrant as specified in charter)

Maryland	23-2413352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Plymouth Road
Plymouth Meeting, Pennsylvania 19462
(610) 325-5600
(Address of principal executive offices)

BRANDYWINE REALTY TRUST EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Gerard H. Sweeney
President and Chief Executive Officer
Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, Pennsylvania 19462
(Name and address of agent for service)

(610) 325-5600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Deferred Compensation Obligations(1)	$7,000,000	100%	$7,000,000	$823.90

(1)
The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Brandywine Realty Trust Executive Deferred Compensation Plan (the “Plan”) and are unsecured obligations of Brandywine Realty Trust to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                      The documents containing information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                      The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.

                      We incorporate by reference the documents listed below:

(i)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(ii)	Our Current Reports on Form 8-K filed February 15, 2005 and February 28, 2005.

                      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                      You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost.  Telephone or written requests for copies should be directed to:

Brad A. Molotsky
Secretary
Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, Pennsylvania 19462
(610) 325-5600

                      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

                      The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this registration statement.  Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan.

                      The Plan continues the deferral opportunity offered under a deferred compensation plan the Registrant adopted in 2000.  In connection with new requirements imposed on deferred compensation plans by the American Jobs Creation Act of 2004 and the regulations to be issued thereunder (“AJCA”), the Registrant froze the prior plan to new deferrals and adopted the Plan, which is intended to comply with the AJCA.

                      The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the Compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant.  The Registrant has several subsidiaries.  The right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of any such subsidiary upon its liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the applicable subsidiary.

                      Under the Plan, the Registrant will provide eligible employees and members of the Board of Trustees of the Registrant with the opportunity to elect to defer a portion of the Compensation to be received from the Company.  Participants are permitted to defer up to 85% of their Compensation that is classified as base salary and up to 100% of their Compensation that is classified as bonus (after required payroll withholdings and deductions).  Participants who are Trustees may defer up to 100% of their Board Remuneration.  Participants are fully and immediately vested in their own deferrals.

                      Participants’ deferrals (other than deferrals of Board Remuneration) are matched at the same rate as under the Registrant’s tax-qualified 401(k) plan.  In addition, certain “make-up” Matching Contributions are credited in cases where Participants’ deferrals and associated matching contributions are limited under such 401(k) plan because of limitations imposed by the Code or because of participation in the Plan.  The Plan permits the crediting of Profit Sharing Contributions and Supplemental Profit Sharing Contributions.  In addition, for Participants who defer 25% of their bonus and deem such deferral invested in the Employer Stock Fund, as to bonus deferrals in excess of 25% that are deemed invested in the Employer Stock Fund (“Excess Bonus”), Additional Company Contributions in the amount of 15% of such Excess Bonus are credited.  If, as determined by the Committee in its discretion, a Participant has satisfied the target share ownership requirements, all bonus deferrals deemed invested in the Employer Stock Fund are entitled to Additional Company Contributions in the amount of 15% of such bonus deferrals.  All employer contributions are credited to the Retirement Distribution Account.

                      If a Participant terminates Service, other than due to Retirement, Disability or death, prior to being credited with five years of service, as determined pursuant to the terms of the Registrant’s 401(k) plan, all or a portion of the Participant’s Retirement Distribution Account attributable to

Matching Contributions shall be forfeited, based on a graded five-year vesting schedule, pursuant to which a Participant is deemed vested an additional 20% after completion of each year of service.

                      Earnings and losses are credited or debited, as the case may be, to Participants’ accounts.  The rate of return to be credited or debited is based on the investment options designated by the Committee, including the Employer Stock Fund.  Participants may direct the manner in which their deferrals are deemed invested from among these investment options, and may change their investment directions from time to time in accordance with procedures established by the Committee.

                      Under the terms of the Plan, deferrals of Compensation, other than Board Remuneration, are credited to the Retirement Distribution Account or In-Service Distribution Account.  Deferrals of Board Remuneration are credited to the Deferred Board Remuneration Account.

                      A Participant commences receipt of amounts credited to the Retirement Distribution Account following Retirement (which is a termination of service after attainment of age 55).  Distribution is made in a form elected by the Participant.  If the Participant does not make an election, the default form of payment is a lump sum.  Payments are made or commence at the earliest Distribution Date that is not earlier than the thirteenth month following Retirement.  If the Participant terminates prior to Retirement, any election regarding form of payment is void, and payment is made in a lump sum at the earliest Distribution Date that is not earlier than the thirteenth month following such termination.  Within 30 days following such termination, the Participant may make a Re-Deferral Election.

                      A Participant commences receipt of amounts credited to an In-Service Distribution Account in but not later than January 31 of the year elected by the Participant.  Distributions are made in a lump sum or in annual installments that would be payable over a period of up to five years.  If the Participant terminates employment prior to the elected distribution commencement date, the election regarding time and form of payment is void and payment is made in a lump sum at the earliest Distribution Date that is not earlier than the thirteenth month following such termination.  Within 30 days following such termination, the Participant may make a Re-Deferral Election.

                      A Participant commences receipt of amounts credited to the Deferred Board Remuneration Account following termination of service as a Trustee in a form elected in advance.  If the Participant does not make an election, the default form of payment is a lump sum.  Payments are made or commence at the earliest Distribution Date that is not earlier than the thirteenth month following such termination of service.  Within 30 days following such termination, the Participant may make a Re-Deferral Election.

                      If a Participant becomes Disabled, such Participant’s Distribution Option Accounts shall be distributed in a lump sum at the earliest Distribution Date that is not earlier than the thirteenth month following such Disability; provided that, within 30 days of the Disability, the Participant may make a Re-Deferral Election.

                      If a Participant dies prior to the commencement of benefits, payment of all Distribution Option Accounts shall be made in a lump sum at the earliest Distribution Date that is not earlier than the fourteenth month following the Participant’s death.  No later than sixty days following such Participant’s death, the Beneficiary may elect to change the form and commencement date of payment of the Participant’s Distribution Option Accounts by making a Re-Deferral Election.  If a Participant was receiving installment payments at the time of death, such payments shall continue to the Participant’s Beneficiary.

                      Certain distributions are permitted in the event of an Unforeseeable Emergency.  If there is a Change of Control, the Registrant reserves the right, subject to any limitations imposed by section 409A of the Code and regulations thereunder, to accelerate distributions under the Plan.

                      Whether or not the Registrant is a Participant’s employer, all Compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s account will at all times represent the general obligation of the Registrant.  Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her accounts.  Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages.  Under the terms of the Plan, the right of a Participant in or to an account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.  The Registrant, by action of the Board or the Committee, without the consent of Participants, may amend, suspend, discontinue or modify the Plan at any time, except that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s accounts as of the effective date of such action.  The Registrant, by action of the Board or Committee, reserves the right at any time, or from time to time, to terminate the Plan.  The Plan is intended to comply with the requirements of the AJCA and the regulations to be issued thereunder.  Notwithstanding any provision of the Plan to the contrary, the Committee reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with AJCA.  The Registrant will settle a Participant’s account and discharge all obligations under the Plan in cash.

Item 5.  Interests of Named Experts and Counsel.

                      Not applicable.

Item 6.  Indemnification of Directors and Officers.

                      The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its Trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Declaration of Trust of Brandywine Realty Trust (the “Company”) contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

                      The Company’s Bylaws require it to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.  However, under the Maryland General Corporation Law (“MGCL”), a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, the Company’s Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.  The Company’s Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

                      The limited partnership agreement of Brandywine Operating Partnership, L.P. (the “Operating Partnership”) also provides for indemnification by the Operating Partnership of the Company and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person’s conduct was taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of the Trust pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.

Item 7.  Exemption From Registration Claimed.

                      No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits.

4.1     Brandywine Realty Trust Executive Deferred Compensation Plan (Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 22, 2004).

5.1	Opinion of Pepper Hamilton LLP.
5.2	Opinion of Pepper Hamilton LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).
24	Power of Attorney (contained in the signature pages hereto).

Item 9.  Undertakings.

                      The undersigned Registrant hereby undertakes:

                      (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

                                (ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase, decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(h) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

                                (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                      (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 18, 2005.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
President and Chief Executive Officer

POWER OF ATTORNEY

                      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Gerard H. Sweeney and Christopher P. Marr his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on March 18, 2005, in the capacities indicated.

Signature	Title

/s/ Walter D’Alessio	Chairman of the Board of Trustees

Walter D’Alessio

/s/ Gerard H. Sweeney	President, Chief Executive Officer and Trustee (Principal Executive Officer)
Gerard H. Sweeney

/s/ Christopher P. Marr	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher P. Marr

/s/ Timothy M. Martin	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Timothy M. Martin

Signature	Title

/s/ D. Pike Aloian
Trustee
D. Pike Aloian

/s/ Donald E. Axinn
Trustee
Donald E. Axinn

/s/ Wyche Fowler
Trustee
Wyche Fowler

/s/ Michael J. Joyce
Trustee
Michael J. Joyce

/s/ Anthony A. Nichols, Sr.
Trustee
Anthony A. Nichols, Sr.

/s/ Charles P. Pizzi
Trustee
Charles P. Pizzi

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1
Brandywine Realty Trust Executive Deferred Compensation Plan (Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 22, 2004).

5.1	Opinion of Pepper Hamilton LLP.
5.2	Opinion of Pepper Hamilton LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP.